Exhibit 10.1
THE ALTRIA GROUP, INC.
2010 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT FOR ALTRIA GROUP, INC. COMMON STOCK
(January 28, 2015)

ALTRIA GROUP, INC. (the "Company"), a Virginia corporation, hereby grants to the employee identified in the 2015 Stock Award section of the Award Statement (the "Employee") under the Altria Group, Inc. 2010 Performance Incentive Plan (the "Plan") a Restricted Stock Unit Award (the "Award") dated January 28, 2015 (the “Award Date”), with respect to the number of shares of the Common Stock of the Company (the "Common Stock") set forth in the 2015 Stock Award section of the Award Statement (the "RSUs"), all in accordance with and subject to the following terms and conditions of this Restricted Stock Unit Agreement (the “Agreement”):

1.Condition to Award. As applicable and in the sole discretion of the Company or its delegate, this Award may be contingent on, and in consideration of, the execution of a Confidentiality and Non- Competition Agreement by the Employee. In the event the Employee is required to execute a Confidentiality and Non-Competition Agreement, the Company or its delegate will so notify the Employee prior to issuance of the Award. If the Employee does not execute the Confidentiality and Non- Competition Agreement within a reasonable time frame established by the Company or its delegate, but no later than 90 days after the Award Date, this Agreement will be null and void with respect to the Employee and the Employee will forfeit any and all rights to the Award.

2.Restrictions. Subject to Section 1 above and Section 3 below, the restrictions on the RSUs shall lapse and the RSUs shall vest on the vesting date set forth in the 2015 Stock Award section of the Award Statement (the "Vesting Date"), provided that the Employee remains an employee of the Company (or a subsidiary or affiliate) during the entire period commencing on the Award Date and ending on the Vesting Date.

3.Termination of Employment Before Vesting Date. In the event of the termination of the Employee's employment with the Company (and with all subsidiaries and affiliates of the Company) prior to the Vesting Date due to death, Disability or Normal Retirement, the restrictions on the RSUs shall lapse and the RSUs shall become fully vested on the date of such termination of employment.

If the Employee's employment with the Company (and with all subsidiaries and affiliates of the Company) is terminated for any reason other than death, Disability, or Normal Retirement prior to the Vesting Date, the Employee shall forfeit all rights to the RSUs immediately after termination of employment. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the RSUs.

4.Voting and Dividend Rights. The Employee does not have the right to vote the RSUs or receive dividends prior to the date, if any, that the shares of Common Stock underlying the RSUs are paid to the Employee pursuant to the terms hereof. However, unless otherwise determined by the Compensation Committee, the Employee shall receive cash payments (less applicable withholding taxes) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the RSUs that have not been forfeited, as such dividends are paid.

5.Transfer Restrictions. This Award and the RSUs are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the RSUs shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 8 below. If the Employee is a resident of Canada, the Employee acknowledges that the shares of Common Stock that the Employee receives on the Vesting Date are subject to a restriction on the first trade under Canadian securities laws. As a result, the

Employee acknowledges that any first trade of such shares of Common Stock must be made (i) through an exchange, or a market, outside of Canada, (ii) to a person or company outside of Canada or (iii) otherwise in compliance with applicable Canadian securities laws.

6.Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting, vesting, or payment of this Award, as the case may be, by deducting the number of RSUs having an aggregate value equal to the amount of withholding taxes due from the total number of RSUs awarded, vested, paid, or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award, or hypothetical withholding tax amounts if the Employee is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested RSUs by the Employee. RSUs deducted from this Award in satisfaction of actual minimum statutory withholding tax requirements shall be valued at the Fair Market Value of the Common Stock received in payment of vested RSUs on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws.

7.Death of Employee. If any of the RSUs shall vest upon the death of the Employee, any Common Stock received in payment of the vested RSUs shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have received in writing a beneficiary designation, the Common Stock shall be registered in the name of the designated beneficiary.

8.Payment of RSUs. The RSUs granted pursuant to this Award represent an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable after the date the RSUs become fully vested pursuant to Section 2 or 3 and otherwise subject to the terms of this Agreement, the value of the number of shares of the Common Stock underlying the RSUs. Except as otherwise expressly provided in the 2015 Stock Award section of the Award Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) in the form of Common Stock as soon as practicable following the full vesting of the RSUs pursuant to Section 2 or 3.

9.Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee will become eligible for Normal Retirement (a) for RSUs with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (b) for RSUs with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then the RSUs will be subject to the following provisions. If the Employee is a “specified employee” within the meaning of section 409A of the Internal Revenue Code and the regulations thereunder (“Code section 409A”), any payment of RSUs under Section 8 that is on account of his separation from service shall be delayed until six months following such separation from service. In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A- 3(i)(5)(i), the RSUs shall become fully vested pursuant to section 6(a) of the Plan, but shall not be paid upon such Change in Control as provided by section 6(a) of the Plan, and shall instead be paid at the time the RSUs would otherwise be paid pursuant to this Agreement. References to termination of employment and separation from service in this Agreement shall be interpreted as references to a separation from service, within the meaning of Code section 409A, with the Company and all of its subsidiaries and affiliates treated as a single employer under Code section 409A. This Agreement shall be construed in a manner consistent with Code section 409A.

10.    Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of a restatement of the Company’s financial statements, an Employee has received greater compensation in connection with the Award than would been received absent the incorrect financial statements, the Board or Committee, in its discretion, may take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the full or partial cancellation of this Award and, with respect to RSUs that have vested, requiring the Employee to repay to the Company the full or partial Fair Market Value of the Award determined at the time of vesting, and the Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate actions in such circumstances.

11.    Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. Subject to the provisions of section 6(a) of the Plan, in the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of payment in Common Stock, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the Company or any subsidiary or affiliate, in each case subject to any Board or Compensation Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, (a) the term “Disability” means a disability that entitles the Employee to benefits under the applicable long-term disability insurance program of the Company or any subsidiary or affiliate of the Company, and (b) the term “Normal Retirement” means retirement from active employment with the Company and any subsidiary or affiliate of the Company following attainment of both age 65 and completion of five years of service with the Company, its subsidiaries, and its affiliates. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of January 28, 2015.

ALTRIA GROUP, INC.

By:	W. Hildebrandt Surgner, Jr. Corporate Secretary

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